Exhibit 99.1

ASX Announcement

14 July 2026

Coronado Global Resources Appoints Barrie van der Merwe as Chief Executive Officer

Coronado Global Resources Inc. (ASX: CRN; the Company or Coronado) today announced the appointment of Barend (Barrie) J. van der Merwe, currently Chief Financial Officer, as Chief Executive Officer and Managing Director, effective 1 August 2026.

Mr. Van der Merwe has served as Coronado's Chief Financial Officer and has been a member of the Company's executive leadership team since 2025. He brings more than three decades of mining industry experience across business turnarounds, restructuring, operational leadership, finance, strategy, project development and stakeholder engagement.

Coronado Chairman Greg Pritchard said:

"Following a thorough recruitment process, the Board is delighted to appoint Barrie as Chief Executive Officer and Managing Director.

Barrie has made a significant contribution to Coronado during his tenure as Chief Financial Officer and understands our operations, customers, shareholders, and changes required in the business very well.

The Board believes Barrie is the right leader for a phase during which the business needs to be returned to profitability and reduce debt to open up new strategic options."

Interim Chief Executive Officer and Founder, Gerry Spindler, will remain on the Board as a non-executive director.

Mr Spindler said:

"I am pleased to hand leadership of Coronado to Barrie.

Having worked closely with him, I have seen first-hand his leadership capability, commercial acumen and commitment to our people and our business.

Barrie cares for Coronado, our operations and our customers, and I am confident he is the right person to lead the Company. I look forward to continuing to support Coronado and Barrie as a member of the Board."

Incoming CEO Barrie van der Merwe said:

"It is a privilege to be appointed Chief Executive Officer and Managing Director of Coronado and I am honoured by the trust the Board is placing in me.

Through my time as Chief Financial Officer, I have developed a deep appreciation for our people, assets and customers and the potential of the business.

Coronado has long-life assets, talented and committed employees and an important role in supplying metallurgical coal to the steel industry and energy coal to Queensland.

Coronado Global Resources Inc.	Level 33, Central Plaza One, 345 Queen Street
ARBN: 628 199 468	Brisbane QLD 4000

T: +61 7 3031 7777 | F: +61 7 3229 7402
www.coronadoglobal.com

I am excited by the hard work that lies ahead. With the Leadership Team, I plan to drive our safety culture and business performance that I believe will return us to profitability, reduce debt, and serve our customers. My expectation is that this will create options for the Company and value for all stakeholders”.

The key terms of Mr. Van der Merwe’s employment arrangements, effective from 1 August 2026, have been finalised and a summary is set out in the Schedule of this announcement.

The Company also announces that Sandeep Deoji will be appointed Interim Chief Financial Officer, effective 1 August 2026 until the Board is ready to make a permanent appointment. During that time, Mr Deoji will be a member of the Company's Leadership Team.

This announcement was authorised for release by the Board of Directors of Coronado Global Resources Inc.

For further information, please contact:

Investors Chantelle Essa Investor Relations P: +61 477 949 261 E: cessa@coronadoglobal.com E: investors@coronadoglobal.com	Media Helen McCombie Sodali & Co P: +61 411 756 248 E: helen.mccombie@sodali.com

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, and our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may", "could", "believes", "estimates", "expects", "intends", “plans”, "considers", “forecasts”, “anticipates”, “targets” and other similar words that involve risk and uncertainties. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividend payments, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, risk inherent to mining operations, such as adverse weather conditions, or descriptions or assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended 31 December 2025 filed with the ASX and SEC on 4 March 2026 (SEC 3 March 2026), as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

SCHEDULE - Key Terms of Barrie van der Merwe’s Employment Contract

Contract Position	Chief Executive Officer and Managing Director
Term	Commencing 1 August 2026 and continuing until terminated.
Remuneration

Base salary of AU$1,200,000 per annum (inclusive of superannuation).

In accordance with the agreement terms of Mr. Van der Merwe's commencement as Chief Executive Officer and Managing Director, he will be paid AU$350,000 (inclusive of superannuation) in December 2026 and AU$350,000 (inclusive of superannuation) in December 2027, in addition to his Base salary, Mr Van der Merwe continues to be entitled to participate in the Company’s incentive arrangements offered to senior executives from time to time.

Termination of Employment

Either party may terminate Mr. Van der Merwe’s employment on 3 months’ notice. The Company may also make payment in lieu of notice. In the event the Company terminates Mr. Van der Merwe’s employment for cause, no notice period will apply.

In the event the Company terminates Mr. Van der Merwe’s employment other than for cause, the Company must pay Mr. Van der Merwe a termination payment equal to six months’ base salary.

Restraint	A 12 month restraint provision applies.